News Release I For Immediate Release
FactSet Reports Strong Growth in Fourth Quarter and Full Year 2021
Continued investments in content and technology fuel revenue growth of 7%

NORWALK, Conn., September 28, 2021 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its fourth quarter ended August 31, 2021.

Fourth Quarter Fiscal 2021 Highlights

•Revenue increased 7.4%, or $28.3 million, to $411.9 million compared with $383.6 million for the same period in fiscal 2020. The increase was primarily due to higher sales of analytics, content and technology solutions (CTS) and research. Organic revenues grew 6.7% to $410.1 million during the fourth quarter of fiscal 2021 from the prior year period.

•Annual Subscription Value (ASV) plus professional services was $1.7 billion at August 31, 2021, compared with $1.6 billion at August 31, 2020. Organic ASV plus professional services, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, was also $1.7 billion at August 31, 2021, up $112.1 million from the prior year at a growth rate of 7.2%. The incremental ASV of over $100 million represents a new record for the Company.
•Organic ASV plus professional services increased $68.4 million over the last three months. The primary contributors to this growth were higher sales of research and CTS solutions. Please see the “ASV + Professional Services” section of this press release for details.
•Operating margin increased to 28.9% compared with 25.7% for the same period last year. The prior year period included a non-cash expense from the impairment of an investment in a company. Adjusted operating margin decreased to 31.6% compared with 33.2% in the prior year period primarily as a result of higher compensation expense including increased performance-based compensation arising from the acceleration in ASV.
•Diluted earnings per share (EPS) increased 14.8% to $2.63 compared with $2.29 for the same period in fiscal 2020. Adjusted diluted EPS remained flat at $2.88 compared with the prior year period, primarily due to higher revenues offset by higher operating expenses and an increased tax rate.
•The Company’s effective tax rate for the fourth quarter increased to 14.7% compared with 7.3% a year ago, primarily due to lower tax benefits associated with stock-based compensation in the current quarter and a tax benefit related to finalizing prior year tax returns compared with the three months ended August 31, 2020.
•FactSet provided its annual outlook for fiscal 2022. Please see the "Annual Business Outlook" section of this press release for details.

"We delivered a record fourth quarter, driving 200 bps of ASV growth for the fiscal year,” said Phil Snow, CEO, FactSet. "As we planned, two years of accelerated investment in content and technology is paying dividends. We enter next fiscal year with momentum and believe our strategy to scale our content refinery and create personalized workflow solutions will increase our market share."

News Release I For Immediate Release
Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended			Twelve Months Ended			Latest
	August 31,			August 31,			FY 2021
(In thousands, except per share data)	2021	2020	Change	2021	2020	Change	Guidance
GAAP revenues	$411,894	$383,590	7.4%	$1,591,445	$1,494,111	6.5%	$1.570 - $1.585b
Organic revenues	$410,133	$384,209	6.7%	$1,592,337	$1,498,303	6.3%
Operating income	$119,176	$98,577	20.9%	$474,041	$439,660	7.8%
Adjusted operating income	$130,384	$127,379	2.4%	$517,694	$503,403	2.8%
Operating margin	28.9%	25.7%		29.8%	29.4%		29.5% - 30.5%
Adjusted operating margin	31.6%	33.2%		32.5%	33.6%		32.0% - 33.0%
Net income	$101,062	$89,079	13.5%	$399,590	$372,938	7.1%
Adjusted net income	$110,874	$112,034	(1.0)%	$432,049	$420,122	2.8%
Diluted EPS	$2.63	$2.29	14.8%	$10.36	$9.65	7.4%	$10.05 - $10.45
Adjusted diluted EPS	$2.88	$2.88	—%	$11.20	$10.87	3.0%	$10.75 - $11.15
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

“Excellent execution across the entire organization has resulted in record revenue and a strong finish to our fiscal year," said Helen Shan, CFO and Chief Revenue Officer (CRO), FactSet. "We implemented our growth and capital allocation strategy to plan and generated high returns for shareholders. Our guidance reflects our confidence in a solid and varied pipeline, and we believe we can deliver ongoing operational and cost discipline while expanding wallet share with clients."

Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $1,688 million at August 31, 2021 compared with $1,564 million at August 31, 2020. Organic ASV plus professional services was $1,678 million at August 31, 2021, up $112.1 million from the prior year at a growth rate of 7.2%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, plus professional services, increased $68.4 million over the last three months.
Buy-side and sell-side ASV growth rates for the fourth quarter of fiscal 2021 were 6.5% and 12.0%, respectively. Buy-side clients, who primarily include asset managers, asset owners, wealth managers, hedge funds and corporate firms, accounted for approximately 83% of organic ASV while the remainder was derived from sell-side firms that primarily include broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

Organic ASV plus professional services from FactSet’s workflow solutions at August 31, 2021 was as follows:

◦Research ASV was $683 million, representing 5.7% growth versus the same period a year ago.
◦Analytics & Trading ASV was $596 million, growing 6.3% year over year.
◦CTS ASV was $218 million, increasing 15.7% year over year.
◦Wealth ASV was $181 million, increasing 6.0% from the prior year.

News Release I For Immediate Release

Segment Revenue and ASV

ASV from the Americas region was $1,039.4 million compared with ASV in the prior year period of $956.6 million. Organic ASV increased 7.4% to $1,029.2 million. Americas revenues for the quarter increased to $261.9 million compared with $245.4 million in the fourth quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region organic revenue growth rate was 6.0%.
ASV from the EMEA region was $450.0 million compared with ASV in the prior year period of $426.0 million. Organic ASV increased 5.6% to $451.3 million. EMEA revenues were $109.6 million compared with $101.8 million in the fourth quarter of fiscal 2020. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region organic revenue growth rate was 6.8%.
ASV from the Asia Pacific region was $174.7 million compared with ASV in the prior year period of $156.5 million. Organic ASV increased 12.3% to $174.6 million. Asia Pacific revenues were $40.4 million compared with $36.4 million in the fourth quarter of fiscal 2020. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region organic revenue growth rate was 11.6%.
Segment ASV does not include professional services, which totaled $24.1 million at August 31, 2021.

Operational Highlights – Fourth Quarter Fiscal 2021

◦Client count as of August 31, 2021 was 6,453, a net increase of 281 clients in the past three months, primarily driven by an increase in corporate and wealth management clients as well as third party data providers. The count includes clients with ASV of $10,000 and above.
◦User count increased by 5,928 to 160,932 in the past three months, primarily driven by an increase in research and wealth solutions users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention improved to 91% year over year.
◦Employee count was 10,892 as of August 31, 2021, up 3.9% over the last twelve months. Excluding the 2021 acquisitions, headcount grew by 3.3%, primarily driven by increased hiring in the Company's content and product development organizations.
◦Net cash provided by operating activities increased to $185.0 million compared with $159.4 million for the fourth quarter of 2020. Quarterly free cash flow increased to $171.2 million compared with $144.7 million a year ago, an increase of 18.3%, primarily due to higher net income, improved collections and the timing of certain tax items.
◦Capital expenditures decreased to $13.8 million, compared with $14.7 million a year ago, primarily due to a reduction in capitalized labor and benefits associated with the development of internal use software.
◦A quarterly dividend of $30.8 million, or $0.82 per share, was paid on September 16, 2021 to holders of record of FactSet’s common stock at the close of business on August 31, 2021.
◦FactSet announced the appointment of Linda Huber as Chief Financial Officer. Huber will join FactSet in early October 2021. Huber brings over 30 years of experience in the financial services industry, including 15 years as a public company CFO. She will lead FactSet's global finance organization and report to FactSet CEO Phil Snow.

News Release I For Immediate Release
◦The Company also named Kristina Karnovsky as Chief Product Officer (CPO). As CPO, Karnovsky will oversee the Company's entire product portfolio, focusing on solutions tailored to client workflows. She has over 20 years' experience at FactSet, most recently as Global Head of Research Solutions.
◦FactSet acquired BTU Analytics, a leading provider of North American renewables, power, oil, and natural gas data and analytics. The acquisition furthers the Company's industry-specific, or deep sector, content strategy and strengthens its position in the energy space. Select BTU content is already available within the FactSet workstation with further integration expected over the coming months.

◦The Company also acquired Cabot Investment Technology, an analytics platform that generates behavior-based insights and skills quantification for asset managers and asset owners. Cabot's proprietary technology helps equity portfolio managers and research analysts better understand their skills, investment processes, and behavioral tendencies so they can refine the ways they buy, sell, and size assets.
◦The Company launched Truvalue Lab's ESG content in the Japanese market by integrating it into Smartplus' Wealth Wing, one of the leading Japanese wealth management platforms. The integration will allow Wealth Wing's retail clients to screen for ESG factors when selecting stocks and build more ESG-conscious portfolios.
◦FactSet furthered its wealth management business with multiple wins, including being selected by Raymond James Ltd. as its market data provider for financial advisors in Canada. FactSet's Wealth Workstation will also be used to integrate Raymond James Ltd.'s internal model portfolios and approved lists, strengthening collaboration with front and middle office teams.
◦The Company furthered its ESG efforts by signing the UN Global Compact and Principles for Responsible Investing. The decision to join the UN Global Compact and PRI follows other actions FactSet has taken, including participating in the World Economic Forum’s ‘Measuring Stakeholder Capitalism’ initiative; launching the Truvalue Labs® SDG Monitor to help investors and others view the alignment of corporations around the globe to the UN Sustainable Development Goals (SDGs); publishing Company-wide diversity figures in its yearly Corporate Responsibility report and on its website; and joining Management Leadership for Tomorrow’s latest cohort of companies that have committed to becoming MLT Black Equity at Work Certified.
Full Year 2021 Highlights
◦Revenues increased 6.5% to $1.59 billion, up 6.3% on an organic basis, marking the 41st consecutive year of revenue increase for the Company.
◦Organic ASV plus professional services rose to $1.68 billion, up 7.2%.
◦Diluted EPS increased 7.4% to $10.36. Adjusted diluted EPS increased 3.0% to $11.20. 2021 marks the 25th consecutive year that FactSet has increased its adjusted diluted EPS.
◦Net cash provided by operating activities totaled $555.2 million. Free cash flow increased 15.3% to $493.9 million.
◦Client count increased by 9.8% or 578 during the year, while users grew by 14.0% or 19,796 from the prior year.
◦In May 2021, FactSet increased its quarterly dividend by $0.05 or 6.5% per share to $0.82, marking the 22nd consecutive year the Company has increased dividends, highlighting its continued commitment to return value to shareholders.
◦The Company returned $382.6 million to shareholders in the form of share repurchases and dividends during the 2021 fiscal year, representing a return of 69% as a percentage of free cash flow and proceeds from employee stock plans.
◦FactSet garnered multiple awards in 2021, with honors spanning multiple workflows, including research, risk, performance, trading, and wealth management. FactSet’s expanding suite of datasets stood out, most notably in the ESG and alternative categories, for its depth and innovation in delivery mechanisms. FactSet was recognized by over thirty industry awards and

News Release I For Immediate Release
rankings reports, including winning three categories in WatersTechnology’s 2021 Inside Market Data & Inside Reference Data awards: best alternative data provider, best ESG data provider, and best overall data or service provider for 2021.
◦FactSet also launched new data and technology solutions, including an integration with Microsoft Teams and the availability of FactSet Concordance Service on Snowflake. Other highlights include the acquisition of ESG data company Truvalue Labs, the appointment of FactSet's first Chief Diversity Equity and Inclusion Officer, and FactSet's selection by the Royal Bank of Canada to be the primary market data and technology provider for its entire wealth management organization.
Share Repurchase Program

FactSet repurchased 265,526 shares of its common stock for $92.5 million at an average price of $348.34 during the fourth quarter under the Company’s existing share repurchase program. As of September 28, 2021, $199.9 million is available for share repurchases under this program.
Annual Business Outlook
FactSet is providing its outlook for fiscal 2022. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially, particularly with the ongoing uncertainty surrounding the duration, magnitude, and impact of the novel coronavirus pandemic. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2022 Expectations
•Organic ASV plus professional services is expected to increase in the range of $105 million to $135 million over fiscal 2021.
•GAAP revenue is expected to be in the range of $1,705 million to $1,720 million.
•GAAP operating margin is expected to be in the range of 31% to 32%.
•Adjusted operating margin is expected to be in the range of 32.5% to 33.5%.
•FactSet's annual effective tax rate is expected to be in the range of 14.5% to 15.5%.
•GAAP diluted EPS is expected to be in the range of $11.60 to $11.90. Adjusted diluted EPS is expected to be in the range of $12.00 to $12.30.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2022. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
The Company will host a conference call today, September 28, 2021, at 11:00 a.m. Eastern Time to discuss its fourth quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.726.6487
International Participants:	830.213.7677
Passcode:	9771799

An archived webcast with the accompanying slides will be available at FactSet Investor Relations for one year after the conclusion of the live event. The earnings call transcript will also be available via the FactSet workstation or web. An audio replay of this conference will also be available until October 5, 2021 via the following telephone numbers: 855.859.2056 in the U.S. and 404.537.3406 internationally using passcode 9771799.

News Release I For Immediate Release
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Adjusted revenues exclude the impact of the fair value of deferred revenue acquired in a business combination. Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude intangible asset amortization, the impact of the fair valuing of deferred revenue acquired in a business combination and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been reduced by capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release I For Immediate Release
About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 160,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Media & Investor Relations Contact:
Rima Hyder
+1.857.265.7523
rima.hyder@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
(In thousands, except per share data)	2021	2020	2021	2020
Revenues	$411,894	$383,590	$1,591,445	$1,494,111
Operating expenses
Cost of services	197,532	183,568	786,400	695,446
Selling, general and administrative	95,186	101,445	331,004	359,005
Total operating expenses	292,718	285,013	1,117,404	1,054,451

Operating income	119,176	98,577	474,041	439,660

Other income (expense)
Interest expense, net	(1,712)	(1,826)	(6,394)	(9,829)
Other income (expense), net	979	(607)	(30)	(2,697)
Income before income taxes	118,443	96,144	467,617	427,134

Provision for income taxes	17,381	7,065	68,027	54,196
Net income	$101,062	$89,079	$399,590	$372,938

Diluted earnings per common share	$2.63	$2.29	$10.36	$9.65
Diluted weighted average common shares	38,476	38,940	38,570	38,646

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	August 31, 2021	August 31, 2020
ASSETS
Cash and cash equivalents	$681,865	$585,605
Investments	35,984	19,572
Accounts receivable, net of reserves of $6,431 at August 31, 2021 and $7,987 at August 31, 2020	151,187	155,011
Prepaid taxes	13,917	38,067
Prepaid expenses and other current assets	50,625	43,675
Total current assets	933,578	841,930

Property, equipment and leasehold improvements, net	131,377	133,102
Goodwill	754,362	709,703
Intangible assets, net	134,986	121,095
Lease right-of-use assets, net	239,064	248,929
Other assets	29,480	28,629
TOTAL ASSETS	$2,222,847	$2,083,388

LIABILITIES
Accounts payable and accrued expenses	$85,777	$82,094
Current lease liabilities	31,576	29,056
Accrued compensation	104,403	81,873
Deferred revenue	63,104	53,987
Dividends payable	30,845	29,283
Total current liabilities	315,705	276,293

Long-term debt	574,692	574,354
Deferred taxes	12,502	19,713
Deferred revenue, non-current	8,394	9,319
Taxes payable	30,279	27,739
Long-term lease liabilities	259,980	272,269
Other non-current liabilities	4,942	7,326
TOTAL LIABILITIES	$1,206,494	$1,187,013

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,016,353	$896,375

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,222,847	$2,083,388

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Twelve Months Ended
	August 31,
(In thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$399,590	$372,938
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	64,476	57,614
Amortization of lease right-of-use assets	42,846	43,185
Stock-based compensation expense	45,066	36,579
Deferred income taxes	(4,602)	10,626
Impairment Charge	—	16,500
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	3,646	(8,608)
Accounts payable and accrued expenses	2,068	12,427
Accrued compensation	21,815	16,446
Deferred fees	5,078	5,571
Taxes payable, net of prepaid taxes	26,298	(24,224)
Lease liabilities, net	(42,750)	(33,340)
Other, net	(8,305)	126
Net cash provided by operating activities	555,226	505,840

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and internal-use software	(61,325)	(77,642)
Acquisition of businesses, net of cash and cash equivalents acquired	(58,056)	—
Purchases of investments	(18,787)	(2,736)
Proceeds from maturity or sale of investments	2,176	6,746
Net cash used in investing activities	(135,992)	(73,632)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(264,702)	(199,625)
Dividend payments	(117,927)	(110,439)
Proceeds from employee stock plans	64,177	95,520
Other financing activities	(4,259)	(3,531)
Net cash used by financing activities	(322,711)	(218,075)

Effect of exchange rate changes on cash and cash equivalents	(263)	11,673
Net increase in cash and cash equivalents	96,260	225,806
Cash and cash equivalents at beginning of period	585,605	359,799
Cash and cash equivalents at end of period	$681,865	$585,605

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenue to adjusted revenue and organic revenue.

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(In thousands)	2021	2020	Change	2021	2020	Change
GAAP revenues	$411,894	$383,590	7.4%	$1,591,445	$1,494,111	6.5%
Deferred revenue fair value adjustment(a)	117	619		539	4,192
Adjusted revenues	412,011	384,209	7.2%	1,591,984	1,498,303	6.3%
Acquired revenue(b)	(1,539)	—		(4,119)	—
Currency impact (c)	(339)	—		4,472	—
Organic revenues	$410,133	$384,209	6.7%	$1,592,337	$1,498,303	6.3%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Operating Income, Margin, Net Income and Diluted EPS
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS.

(Unaudited)	Three Months Ended
	August 31,
(In thousands, except per share data)	2021	2020	Change
Operating income	$119,176	$98,577	20.9%
Deferred revenue fair value adjustment	117	619
Intangible asset amortization	5,902	6,867
Impairment of Investment	—	16,500
Transformation costs (a)	2,136	5,237
Restructuring / severance	3,053	(1,168)
Real estate charges	—	747
Adjusted operating income	$130,384	$127,379	2.4%
Operating margin	28.9%	25.7%
Adjusted operating margin (b)	31.6%	33.2%

Net income	$101,062	$89,079	13.5%
Deferred revenue fair value adjustment	100	469
Intangible asset amortization	5,048	5,205
Impairment of Investment	—	16,500
Transformation costs (a)	1,826	3,970
Restructuring / severance	2,611	(885)
Real estate charges	—	566
Income tax items (c)	227	(2,870)
Adjusted net income (d)	$110,874	$112,034	(1.0)%

Diluted earnings per common share	$2.63	$2.29	14.8%
Deferred revenue fair value adjustment	0.00	0.01
Intangible asset amortization	0.13	0.13
Impairment of Investment	—	0.42
Transformation costs (a)	0.04	0.10
Restructuring / severance	0.07	(0.02)
Real estate charges	—	0.01
Other investment income	—	0.00
Income tax items (c)	0.01	(0.06)
Adjusted diluted earnings per common share (d)	$2.88	$2.88	0.00%
Weighted average common shares (Diluted)	38,476	38,940
(a)Costs primarily related to professional fees associated with the ongoing multi-year investment plan.
(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenue as shown in the organic revenue table above.
(c)Income tax items for the three months ended August 31, 2021 reflects a tax expense primarily related to a reduction in the estimated foreign pre-tax book income as well as an increase in estimated U.S. pre-tax book income. This was partially offset by a benefit from the finalization of

News Release I For Immediate Release
the prior year tax return. Income tax items for the three months ended August 31, 2020 reflect an expense related to the finalization of the prior year tax return.
(d)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other items were taxed at the annual effective tax rates of 17.8% for fiscal 2021 and 17.7% for fiscal 2020.
Operating Income, Margin, Net Income and Diluted EPS
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS.

(Unaudited)	Twelve Months Ended
	August 31,
(In thousands, except per share data)	2021	2020	Change
Operating income	$474,041	$439,660	7.8%
Deferred revenue fair value adjustment	539	4,192
Intangible asset amortization	23,257	22,269
Impairment of Investment	—	16,500
Transformation costs	14,113	16,478
Restructuring / severance	5,028	51
Real estate charges	716	4,253
Adjusted operating income	517,694	503,403	2.8%
Operating margin	29.8%	29.4%
Adjusted operating margin (b)	32.5%	33.6%

Net income	$399,590	$372,938	7.1%
Deferred revenue fair value adjustment	456	$3,385
Intangible asset amortization	19,672	17,773
Impairment of Investment	—	16,500
Transformation costs (a)	11,938	13,171
Restructuring / severance	4,253	41
Real estate charges	606	3,399
Income tax items (c)	(4,466)	(7,085)
Adjusted net income (d)	$432,049	$420,122	7.1%

Diluted earnings per common share	$10.36	$9.65	7.4%
Deferred revenue fair value adjustment	0.01	0.10
Intangible asset amortization	0.51	0.46
Impairment of Investment	—	0.42
Transformation costs	0.31	0.34
Restructuring / severance	0.11	—
Real estate charges	0.02	0.08
Income tax items	(0.12)	(0.18)
Adjusted diluted earnings per common share (d)	$11.20	$10.87	3.0%
Weighted average common shares (Diluted)	38,570	38,646
(a)Costs primarily related to professional fees associated with the ongoing multi-year investment plan.

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(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenue as shown in the organic revenue table above.
(c)Income tax items for the year ended August 31, 2021 reflects tax expenses primarily related to a reduction in the estimated foreign pre-tax book income as well as an increase in estimated U.S. pre-tax book income. This was partially offset by a benefit from the finalization of the prior year tax return. Income tax items for the year ended August 31, 2020 includes income tax expenses primarily due to finalization of the prior year tax return.
(d)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other items were taxed at the annual effective tax rates of 17.8% for fiscal 2021 and 17.7% for fiscal 2020.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2022 Guidance
(In millions, except per share data)	Low end of range	High end of range
GAAP Revenue	$1,705	$1,720
GAAP Operating Income	$528	$550
GAAP Operating margin	31.0%	32.0%

Intangible asset amortization (a)	18	18
Transformation costs (b)	8	8

Adjusted Operating Income	$554	$576
Adjusted operating margin	32.5%	33.5%

GAAP Net income	$446	$457
Intangible asset amortization (a)	16	16
Transformation costs (b)	6	6
Discrete tax items	(7)	(7)
Adjusted net income	$461	$473

GAAP Diluted earnings per common share	$11.60	$11.90
Intangible asset amortization	0.41	0.41
Transformation costs	0.16	0.16
Discrete tax items	(0.17)	(0.17)
Adjusted diluted earnings per common share	$12.00	$12.30

(a)The income tax effect related to intangible asset amortization is $2.6 million for the period presented above.
(b)Costs primarily related to professional fees and software development associated with the ongoing multi-year investment plan. The income tax effect related to this item is $1.2 million for the period presented above.

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Free Cash Flow

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(In thousands)	2021	2020	Change	2021	2020	Change
Net Cash Provided for Operating Activities	$184,978	$159,427		$555,226	$505,840
Capital Expenditures	(13,821)	(14,732)		(61,325)	(77,642)
Free Cash Flow	$171,157	$144,695	18.3%	$493,901	$428,198	15.3%
Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q4'21	Q3'21	Q2'21	Q1'21	Q4'20	Q3'20	Q2'20	Q1'20
% of ASV from buy-side clients	83.2%	83.8%	84.0%	84.0%	83.8%	84.1%	84.1%	83.9%
% of ASV from sell-side clients	16.8%	16.2%	16.0%	16.0%	16.2%	15.9%	15.9%	16.1%

ASV Growth rate from buy-side clients	6.5%	5.6%	5.5%	5.1%	5.4%	4.8%	4.5%	4.0%
ASV Growth rate from sell-side clients	12.0%	8.0%	6.3%	4.4%	4.6%	5.6%	2.9%	4.0%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q4'21
As reported ASV plus Professional Services (a)	$1,688.3
Currency impact (b)	1.6
Acquisition ASV (c)	(11.4)
Organic ASV plus Professional Services	$1,678.5
Organic ASV plus Professional Services growth rate	7.2%

(a)Includes $24.1 million in professional services fees as of August 31, 2021.
(b)The impact of foreign currency movements.
(c)Acquired ASV from acquisitions completed within the last 12 months.